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                                   EXHIBIT 2.2
                          SPIL ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on March 27, 1997 (the "Effective Date") by and between Syntex Pharmaceuticals International Limited, Corner House, Church and Parliament Streets, Hamilton, Bermuda ("Seller") and Dura Pharmaceuticals, Inc., a California corporation with offices at 5880 Pacific Center Blvd., San Diego, CA ("Buyer")

     This Agreement sets forth the terms and conditions upon which Buyer is purchasing from Seller and Seller is selling to Buyer the Assets (as hereinafter defined).

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 "Active Ingredient" means the pharmaceutical compound known by the chemical name flunisolide hemihydrate (6-alpha-fluoro-11-beta, 16-alpha, 17, 21-tetrahydroxypregna-1, 4-diene-3, 20-dione, cyclic 16, 17-acetyl with acetone, hemihydrate).

     1.2 "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting securities of or income interest in such corporation or other business entity; provided, however, that Genentech, Inc., with offices located at 460 Point San Bruno Boulevard, South San Francisco, California, 94080, shall not be considered an Affiliate of Seller.

     1.3  "Assets" has the meaning ascribed to such term in Article 2.

     1.4 "Canadian Facility" means the Patheon manufacturing facility located in Mississauga, Ontario.

     1.5  "Closing" has the meaning ascribed to such term in Section 10.

     1.6  "Closing Date" has the meaning ascribed to such term in Section 10.

     1.7  "Closing Time" means 12:01 a.m. on the date of Closing.

     1.8  "Copyrights" has the meaning ascribed to such term in Section 2.1.

     1.9  "Damages" has the meaning ascribed to such term in Section 12.1.1.

     1.10 "Disclosure Schedule" means the disclosure schedule delivered prior to the Effective Date to Buyer by Seller or to Seller by Buyer in connection with this Agreement. The sections of the Disclosure Schedule correspond to the sections of this Agreement, but information

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disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed as to all relevant sections of this Agreement, except as otherwise specifically provided herein.

     1.11 "DOJ" means the United States Department of Justice.

     1.12 "Effective Date" means  the execution date of this Agreement.

     1.13 "FDA" means the United States Food and Drug Administration.

     1.15 "FTC" means the United States Federal Trade Commission.

     1.16 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     1.17 "Intellectual Property" means the Product Patents, the Know-How, the Trademarks, and the Copyrights.

     1.18 "Know-How" has the meaning ascribed to such term in Section 2.3.

     1.19 "Law" means any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, and any rules, regulations, and orders promulgated thereunder.

     1.20 "Material Adverse Effect" means a material adverse effect on the Assets, taken as a whole.

     1.21 "Patent Rights" means any patents or patent applications and any and all divisions, continuations, continuations-in-part, reexaminations, reissues, extensions, pending or granted supplementary protection, certificates, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and patent applications.

     1.22 "Products" means the finished pharmaceutical products set forth in the Registrations.

     1.23 "Purchase Price" has the meaning ascribed to such term in Article 3.

     1.24 "Registrations" has the meaning ascribed to such term in Section 2.2.


     1.25 "Schedule" means a schedule included as part of the Disclosure
Schedule.

     1.26 "SPIL Supply Agreement" means the agreement between Buyer and Syntex Pharmaceuticals International Limited, Hamilton, Bermuda, for supply of the Active Ingredient.

     1.27 "Syntex Process" means, for each Product, the manufacturing process approved in the NDA for such Product.


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     1.28 "Territory" means the United States of America, and its possessions, including the Commonwealth of Puerto Rico and the United States Virgin Islands.

     1.29 "Trademarks" has the meaning ascribed to such term in Section 2.1.


2.   ASSETS BEING SOLD

     Subject to the terms and conditions of this Agreement, at Closing, and only to the extent Seller possesses title to the Assets listed below, Seller shall sell, transfer, assign, convey and deliver to Buyer, its successors and assigns forever, all of the right, title, and interest of Seller in and to the assets listed below in the Territory (collectively, the "Assets") and Buyer shall assume all of the right, title, and interest of Seller in and to the Assets and, all of the liabilities, obligations and responsibilities associated therewith. Except as expressly stated herein, Seller does not intend to convey and Buyer does not intend to purchase the right, title and interest of Seller in and to any assets not listed in this Article 2 or which may be outside of the Territory, or the obligations and responsibilities associated therewith.

     2.1 TRADEMARKS . The trademark/service mark registrations and applications that are set forth on Schedule 1 and the goodwill symbolized by such trademarks/service marks (the "Trademarks") , and any copyrights and any unregistered trade dress that are owned by Seller which are associated solely with the Products and used by Seller on or in association with such Products (the "Copyrights"). "Trademarks" shall not include any trademark/service marks outside of the Territory that are the same as or similar to the Trademarks or the right to register any such trademarks-service marks. Neither "Trademarks" nor "Copyrights" shall include copyrights, service marks and trade dress that are primarily associated with the divisions, companies or corporate entities of either Seller or their distributors or Affiliates.

     2.2  MANUFACTURING TECHNOLOGY AND KNOW .

          2.2.1. The manufacturing technology and know-how that is exclusively used in manufacturing the Products, including but not limited to the Syntex Processes, specifications and test methods for Products, raw material, packaging, stability and other applicable specifications , manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning) to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary for the manufacture, control, and release of the Products as conducted by, or on behalf of Seller (the "Know-How"); provided that Seller shall retain all rights to such information that is contained in the Know-How related to the Active Ingredient and to transfer such information to buyers of the Active Ingredient inside and outside the Territory, and all rights to such information contained in the Know-How for manufacture, sale and distribution of the Products outside the Territory, subject to the terms and conditions of the SPIL Supply Agreement.

          2.2.2 A non-exclusive, perpetual, paid-up, irrevocable and royalty-free license, with the right to sublicense, to use any manufacturing technology and know-how that are necessary or used in manufacturing any Product (but not exclusively used therein) with such


                                      - 3 -

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license being restricted to use for purposes of  manufacturing, using or selling
Products only in the Territory. In no event shall "Know-How" include any manufacturing technology and know-how relating to the manufacture, use or sale of the Active Ingredient or any manufacturing technology and know-how owned by Patheon or Oread, nor is the use of any such manufacturing technology and know-how being licensed to Buyer hereunder.

     2.3  ASSIGNED AGREEMENTS.

          2.3.1 TRADEMARK AGREEMENTS. All of the Seller's rights, and all liabilities, obligations and responsibilities associated therewith, under those agreements set forth on Schedule 1 but only to the extent such agreements relate to the Trademarks.

     2.4 MANUFACTURING INFORMATION . Accurate and complete copies of Seller's Manufacturing Worksheets and copies of Seller's Manufacturing Quality Assurance Notebooks to the extent available, as well as relevant packaging information related to the Products.

      2.5 PRODUCT PATENTS. The following United States patents for Nasarel and all United States Patent Rights related thereto (the "Product Patents"):

               #U.S. Patent No. 4,782,047 - Exp. 5/22/2006
               #U.S. Patent No. 4,983,595 - Exp. 5/22/2006

3.   PURCHASE PRICE

     3.1 Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets provided for in Article 2 hereof, Buyer will deliver at Closing in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery, the Purchase Price, consisting of twenty million United States dollars (US $20,000,000) payable to Seller by bank wire transfer to Seller at such banking institution designated not less than five (5) days prior to Closing by Seller.


4.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth on the Disclosure Schedule attached hereto as Schedule 4, Seller hereby represents and warrants to the Buyer as follows:

     4.1 ORGANIZATION . Seller is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, with full corporate power and authority to consummate the transactions contemplated hereby.

     4.2 AUTHORITY . The execution and delivery of this Agreement, by Seller and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and other proceedings, and the Agreement


                                      - 4 -

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has been duly authorized, executed, and delivered by Seller and, assuming the enforceability against Buyer, constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforcement thereof may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

     4.3 TITLE TO ASSETS . Seller has good and marketable title to all the Assets and will convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). None of the Assets is leased, rented, licensed, or otherwise not owned by Seller.

     4.4 NO VIOLATION OR CONFLICT . The execution and delivery of the Agreement by Seller and the performance of the Agreement (and the transactions contemplated herein) by Seller (a) will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the certificate of incorporation or bylaws of Seller, or any material contract or agreement to which Seller is a party or by which Seller is bound, except for any conflicts, violations or defaults that are not, singly or in the aggregate, material to Seller's ability to consummate the transactions contemplated hereby, and (b) will not result in the creation or imposition of any lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets except as otherwise provided herein or otherwise disclosed on the Disclosure Schedule.

     4.5 INTELLECTUAL PROPERTY . The Product Patents are in full force and effect in the Territory and are believed by the Seller to be valid and Seller is unaware of any third party claim, defense or right of any other person. Seller has not granted to a third party any license, interest or other right in respect of the Intellectual Property which does or which will, subsequent to the Closing, permit anyone other than Buyer (or Seller to the extent provided herein) to use any of the Intellectual Property in the Territory. Seller is unaware of any third party intellectual property which would be infringed by the sale of the Products manufactured using the Know-How in the Territory. Seller is unaware of any of the Intellectual Property which is being presently infringed by a third party in the Territory. Seller is unaware of any reason to believe that the Intellectual Property is invalid or unenforceable.

     4.6 TAXES . As of Closing, there will be no liens for taxes upon the Assets except for liens for current taxes not yet due and payable.

     4.7  ABSENCE OF CERTAIN CHANGES .

          4.7.1 Except as otherwise set forth in this Agreement, since the December 1996 Memorandum of Sale, there has not been any (i) material adverse change in the Assets, (ii) damage, destruction or loss with respect to the Assets which has or may have a Material Adverse Effect, or (iii) material transaction or commitment outside the ordinary course of business with respect to the Assets.


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          4.7.2     As of the Closing Date and except as otherwise disclosed on the Disclosure Schedule or in the December 1996 Memorandum of Sale, Seller is not aware of any facts, circumstances, or proposed or contemplated events that would have a Material Adverse Effect after Closing.

     4.8 VIOLATIONS OF LAW . The use of the Assets (i) does not violate or conflict with any Law, any decree, judgment, order, or similar restriction in the Territory in any material respect, and (ii) to the best of Seller's knowledge, it has not been the subject of an investigation or inquiry by any governmental agency or authority regarding violations or alleged violations, or found by any such agency or authority to be in violation, of any Law, other than investigations, inquiries or findings that have not had, or are not reasonably likely to have, a Material Adverse Effect.

     4.9 RESTRICTIONS . Except for consents the failure of which to obtain would not have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by it of the transactions contemplated hereby to be consummated by it, except for the filing of a pre-merger notification report under the HSR Act.

          Nothing in this Agreement is intended to restrict Buyer pursuing at its own expense the necessary regulatory approvals to market the Products in the over-the-counter market in the Territory. Seller disclaims any warranty on the availability or likelihood of achieving such regulatory approvals.


     4.10 LITIGATION . The Assets are not the subject of (i) any outstanding judgment, order, writ, injunction or decree of, or settlement agreement with, any person, corporation, business entity, court, arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Assets in a way that would have a Material Adverse Effect, or (ii) to the best of Seller's knowledge, any pending or threatened claim, suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Products since January 1, 1992. To the best of Seller's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

     4.11 DISCLOSURE. To the best of Seller's knowledge, Seller has made available to or furnished to Buyer complete and accurate copies or originals of all information requested in writing by Buyer that Seller has been able to locate after conducting a diligent search except for information that is (i) prohibited to be disclosed by contract or Law, (ii) not available to Seller, or
(iii) of such sensitivity under customary business practices that Seller has informed Buyer that it will not disclose such information to Buyer until Closing. No disclosure (including the Schedules attached hereto) contained in this Asset Purchase Agreement, and no disclosure furnished or to be furnished by Seller to Buyer pursuant to this Asset Purchase Agreement contains or will contain at Closing any untrue statement of a material fact or omits or will omit at Closing to state any item or a material fact necessary in order to make the statements herein contained not misleading.

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     4.12 LIMITATION OF WARRANTY AND DISCLAIMERS.  Seller will not and does not warrant that owners of products that are substantially similar to or identical with the Products will not attempt to register and sell such products in the Territory. Seller makes no representation or warranty as to the prospects, financial or otherwise, of marketing the Products in the Territory. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT: (A) SELLER MAKES NO WARRANTY OF MERCHANTABILITY OF ANY OF THE ASSETS OR OF THE FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, AND (B) THE ASSETS ARE TO BE SOLD PURSUANT TO THIS AGREEMENT IN AN "AS IS" CONDITION.


5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth on the Disclosure Schedule attached hereto as Schedule 5, Buyer hereby represents and warrants to Seller as follows:

     5.1 ORGANIZATION . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to consummate the transactions contemplated hereby.

     5.2 AUTHORITY . The execution and delivery of this Agreement by Buyer, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement has been duly authorized, executed, and delivered by Buyer and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement thereof may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

     5.3 BINDING EFFECT. The Agreement will, when delivered at the Closing, have been duly authorized, executed and delivered by Buyer and, assuming the enforceability against Seller, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

     5.4 NO VIOLATION OR CONFLICT . The execution and delivery of the Agreement by Buyer and the performance of the Agreement (and the transaction contemplated herein) by Buyer do not and will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the articles of incorporation or bylaws of Buyer, or any material contract or agreement to which Buyer is a party or by which Buyer is bound.

     5.5 NO GOVERNMENT RESTRICTIONS . Except for consents the failure of which to obtain would not have a Material Adverse Effect, no consent, approval, order or authorization of, or

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registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby to be consummated by it, except for the filing of a pre-merger notification report under the HSR Act.

     5.6 LITIGATION . There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

     5.7 FINANCING . Buyer will have funds sufficient to pay the Purchase Price on the Closing Date.


6.   SELLER'S COVENANTS

     6.1 USE OF ASSETS . Seller agrees that from the Effective Date until the Closing Date that, except as specifically disclosed in Schedule 6.1 as of the Effective Date or unless otherwise consented to by Buyer in writing, Seller shall

          6.1.1 maintain the Assets in good status and condition normal wear and tear excepted and not sell or dispose of any Assets;

          6.1.2 not make or institute any unusual or novel methods of purchase, sale, management, operation, or other business practice with regard to the Assets;

          6.1.3 not enter into any material contract or commitment, engage in any transaction, extend credit or incur any obligation with respect to the Assets, outside of the ordinary course of business;

          6.1.4 promptly inform Buyer of any change in the Assets that could have a Material Adverse Effect.

          6.1.5 not act or omit to take any act which will cause a material breach of any agreement impacting the Assets which would have a Material Adverse Effect.

          6.1.6 maintain insurance covering the Assets in such amounts and of such kinds as are comparable to that in effect on the date of this Agreement, if any;

          6.1.7 shall not incur any indebtedness or liability which will or likely would create a lien or other encumbrance against any of the Assets;

     6.2 COMPLIANCE WITH LAWS . Except as otherwise disclosed on the Disclosure Schedule, Seller shall comply or begin to remedy such non-compliance upon notification thereof in all material respects with all Laws and orders of any court or federal, state, local or other

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governmental entity applicable to the Assets except where such non-compliance will not have a Material Adverse Effect.

     6.3 DISCLOSURE SUPPLEMENTS . From time to time prior to the Closing Date, Seller will promptly inform Buyer, in writing, with respect to any matter that may arise hereafter and that, if existing or occurring prior to the Closing Date, would have been required to be set forth or described herein or in the Disclosure Schedule. Buyer shall have a period of two (2) business days after receipt of such Disclosure Supplement, as the case may be, to notify Seller of its intention not to proceed with the proposed transaction. Buyer may only so notify Seller if, in its reasonable good faith opinion, (i) the impact of the Disclosure Supplement so materially and adversely affects the financial, business or economic assumptions underlying the transactions contemplated hereby that it would be inadvisable to proceed to Closing, and (ii) that the value of the Assets being transferred had been diminished by fifty (50%) percent or more between the Effective Date and Closing.

     6.4 ACCESS. From and after the date hereof and up to Closing (except as otherwise provided herein), Buyer and its authorized agents, officers, and representatives shall have access to the Assets during normal business hours upon reasonable prior notice and at a time and manner mutually agreed upon between Buyer and Seller in order to conduct such examination and investigation of the Assets as is reasonably necessary, provided that such examinations shall not unreasonably interfere with Seller's operations and activities.

     6.5 FURTHER ASSURANCES . Seller shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Buyer such contract assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement.


7.   BUYER'S COVENANTS

     7.1 FURTHER ASSURANCES . Buyer shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Buyer, at the request of Seller, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Seller such consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Seller, as Seller may reasonably deem necessary or desirable to implement any provision of this Agreement.

     7.2 TAXES. Buyer covenants and agrees to pay on a timely basis all federal, state and local sales, transfer and use taxes and customs duties with respect to the sale and purchase of the Assets, and Buyer covenants to reimburse Seller for any such taxes and duties for which Seller is liable for payment within twenty (20) business days of receiving notice from Seller of such payment.


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8.   COVENANTS BY BUYER AND SELLER

     8.1 TECHNOLOGY TRANSFER . Buyer and Seller shall work together to commence transfer to Buyer promptly after Closing any Know-How related to the Products and owned by Seller.

     8.2 ASSIGNMENT OF PRODUCT PATENTS AND TRADEMARKS . At or prior to Closing, Buyer shall prepare and Seller shall execute such assignment documents as Buyer may reasonably request in order to record the assignment of the Product Patents and Trademarks. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer.

     8.3 ACCESS TO INFORMATION. Buyer and Seller will, upon reasonable prior notice, make available to the other party such information or records relating to the Assets which is in its possession after Closing, to the extent reasonably required for the purpose of assisting the other party in the preparation of tax returns relating to the Assets, and prosecuting or defending or preparing for the prosecution or defense of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Seller or Buyer relating to the Assets , other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after Closing (except if such information or records are protected by the attorney-client privilege and the provision thereof would destroy such privilege).

     8.4 PRESS RELEASES. Neither the Seller nor the Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

     8.5  GOVERNMENT FILINGS .

          8.5.1 Within three (3) business days after the Effective Date, Buyer will, and Seller will, or will cause the ultimate parent entity of Seller to, make such filings, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Buyer will, and Seller will, or will cause the ultimate parent entity of Seller to, each file or cause to be filed as promptly as practicable with the FTC and the DOJ any supplemental information that may be requested pursuant to the HSR Act. All such filings will comply in all material respects with the requirements of the HSR Act.

9.   CONDITIONS PRECEDENT TO CLOSING

     9.1 CONDITIONS TO OBLIGATION OF BUYER . The obligations of Buyer under this Agreement to complete the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Buyer):


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          9.1.1     REPRESENTATIONS AND WARRANTIES .  The representations and
warranties made by Seller in this Agreement shall have been true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date.

          9.1.2 PERFORMANCE . Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

          9.1.3 THIRD PARTY APPROVALS. All governmental approvals and any other consents or approvals of third parties necessary for Seller to execute and deliver this Agreement and perform its obligations hereunder shall have been obtained and, in the case of any regulatory approval (including under the HSR
Act), all notice and waiting periods with respect thereto shall have expired or terminated and all conditions contained in any such approval required to be satisfied prior to consummation of the transactions contemplated hereby shall have been satisfied, and Seller shall have delivered to Buyer copies or other evidence of such approvals.

          9.1.4 NO ADVERSE CHANGE . During the period from the Effective Date to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date except for that which has been otherwise disclosed elsewhere in this Agreement or in the Disclosure Schedule, any condition or fact that would have a Material Adverse Effect.

          9.1.5 OFFICER'S CERTIFICATE . Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by an officer of Seller, certifying to the fulfillment of all conditions set forth in this
Section 9.1.

          9.1.6 CERTIFICATE OF GOOD STANDING . Seller shall have delivered to Buyer a certificate of good standing for Seller issued by Bermuda dated within ten (10) business days prior to the Closing Date ("Seller Certificate of Good Standing").

          9.1.7 LITIGATION . No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement unless such action would not have a Material Adverse Effect.

          9.1.8 DELIVERY OF OTHER DOCUMENTS. Buyer shall have received (a) if authorization and approval of the Board of Directors of Seller is required, a certified copy of the resolutions of the Board of Directors of Seller, in effect as of the Closing Date, authorizing and approving the execution, delivery and performance by Seller of this Agreement and (b) such additional documents evidencing or certifying satisfaction of the conditions specified in this
Section 9.1 as reasonably may be requested by Buyer.

          9.1.9 PROCEEDINGS AND INSTRUMENTS SATISFACTORY.Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

          9.1.10 AFFILIATE'S PERFORMANCE. Seller's Affiliates shall have satisfied all conditions to Closing contained in a document entitled "Syntex Asset Purchase Agreement", such that Closing of the within transaction may occur contemporaneously with the Closing thereunder.

     9.2 CONDITIONS TO OBLIGATIONS OF SELLER . The obligations of Seller under this Agreement to complete the transactions contemplated hereby at Closing are subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Seller):

          9.2.1 REPRESENTATIONS AND WARRANTIES . The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date.

          9.2.2 PERFORMANCE . Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

          9.2.3 THIRD PARTY APPROVALS. All governmental approvals and any other consents or approvals of third parties necessary for Buyer to execute and deliver this Agreement and perform its obligations hereunder shall have been obtained and, in the case of any regulatory approval (including under the HSR
Act), all notice and waiting periods with respect thereto shall have expired or terminated and all conditions contained in any such approval required to be satisfied prior to consummation of the transactions contemplated hereby shall have been satisfied, and Buyer shall have delivered to Seller copies or other evidence of such approvals.

          9.2.4 OFFICER'S CERTIFICATE . Buyer shall have delivered to Seller a certificate, dated the date of Closing and executed by an officer of Buyer, certifying to the fulfillment of all conditions specified in this Section 9.1.

          9.2.5 CERTIFICATE OF GOOD STANDING. Buyer shall have delivered to Seller a certificate of good standing for Buyer issued by the State of California dated within two (2) business days prior to the Closing Date ("Buyer Certificate of Good Standing").

          9.2.6 LITIGATION . No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement unless such action would not have a Material Adverse Effect.

          9.2.7 DELIVERY OF OTHER DOCUMENTS. Seller shall have received (a) a certified copy of the resolutions of the Board of Directors of Buyer, in effect as of the Closing Date, authorizing and approving the execution, delivery and performance by Buyer of this Agreement and (b) such additional documents evidencing or certifying satisfaction of the conditions specified in this
Section 9.2 as reasonably may be requested by Seller.

          9.2.8 PROCEEDINGS AND INSTRUMENTS SATISFACTORY . All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

     9.3 OTHER CONDITIONS. Buyer shall have satisfied all conditions to Closing contained in a document entitled "Syntex Asset Purchase Agreement", such that Closing of the within transaction may occur contemporaneously with the Closing thereunder.


10.  THE CLOSING

     10.1 THE CLOSING. Subject to the satisfaction of all of the conditions to each party's obligations set forth in Article 9 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. (local time) as soon as possible following the expiration or termination of all required waiting periods under the HSR Act (the "Closing Date") at the offices of Seller or its Affiliate or at such other time, date and place as the parties hereto may agree in writing. The transfer of the Assets shall be deemed to have occurred as of the Closing Time.

     10.2 DELIVERIES BY SELLER . At Closing, Seller shall deliver to Buyer in form reasonably satisfactory to Buyer, each properly executed and dated as of the Closing Date, where appropriate:

          10.2.1    A general conveyance of the Assets;

          10.2.2    Seller Certificate of Good Standing;

          10.2.3 Secretary's Certificate certifying that the Board of Directors of Seller has authorized this Agreement;

          10.2.4    Officer's Certificate described in Section 9.1.5;

          10.2.5    completed disclosure schedules required hereunder;

          10.2.6  a receipt for the Purchase Price;


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

     10.3 DELIVERIES BY BUYER . At Closing, Buyer shall deliver or cause to be delivered to Seller:

          10.3.1    The Purchase Price payable in accordance with Article 3;

          10.3.2    Buyer Certificate of Good Standing;

          10.3.3 Secretary's Certificate certifying that the Board of Directors of Buyer has authorized this Agreement.

          10.3.4    Officer's Certificate described in Section 9.2.4;


11.  TERMINATION

     11.1 TERMINATION . This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

          11.1.1    By the mutual written consent of Seller and Buyer;

          11.1.2 By either Seller or Buyer, if Closing shall not have occurred on or before May 30, 1997, unless such date has been extended by mutual agreement in writing;

          11.1.3 By either Seller or Buyer, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental agency having competent jurisdiction;

          11.1.4 By Buyer at Closing, if there has been a material failure of satisfaction of a condition to the obligations of Buyer that Buyer has not waived in writing;

          11.1.5 By Seller at Closing, if there has been a material failure of satisfaction of a condition to the obligations of Seller that Seller has not waived in writing;

          11.1.6    By Buyer pursuant to Section 6.3 hereof; or


          11.1.7 By Buyer or Seller if the Syntex Asset Purchase Agreement is terminated by its terms.

     11.2 EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 11.1, all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer except for (a) the obligations of the parties under the Confidentiality Agreement and (b) the obligations of Buyer and Seller under Section 8.13. Termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement hereunder.

12.  SURVIVAL; INDEMNIFICATION

     12.1 INDEMNIFICATION BY SELLER .  Subject to the limitations set forth in
Section 12.5 below, Seller shall indemnify Buyer and its Affiliates, and their directors, officers, employees and agents ("Buyer Indemnitees") against, and agrees to hold each of the Buyer Indemnitees harmless from, any and all damages, losses, liabilities, third party claims, and expenses (collectively, "Damages") (including, without limitation, reasonable expenses of investigation and attorneys' fees incurred or suffered by the Buyer Indemnitees arising out of any inaccuracy in or breach of any representation or warranty made by Seller herein (collectively, "Buyer Indemnifiable Claims").

     12.2 INDEMNIFICATION BY BUYER .  Subject to the limitations set forth in
Section 12.5 below, Buyer shall indemnify Seller and its Affiliates, and their directors, officers, employees and agents ("Seller Indemnitees") against, and agrees to hold each of the Seller Indemnitees harmless from, any and all Damages (including without limitation, reasonable expenses of investigation and attorneys' fees incurred or suffered by the Seller Indemnitees arising out of
(a) any inaccuracy in or breach of any representation or warranty made by Buyer herein or (b) the manufacture, sale or distribution of Products by Buyer or its Affiliates after Closing (collectively "Seller Indemnifiable Claims").

     12.3 NOTICE .  A party seeking indemnification pursuant to Section 12.1 or
12.2 above (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Section 12.5 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder except to the extent the Indemnifying Party has suffered actual prejudice thereby.

     12.4 PARTICIPATION IN DEFENSE OF THIRD PARTY CLAIMS . The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to retain counsel, at its own expense, separate from counsel retained by the Indemnifying Party in any such action and to participate in the defense thereof. The Indemnifying Party shall be liable for the fees and expenses of no more than one firm retained as counsel by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any third party claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony as may be reasonably requested in connection therewith. In no event shall any third party claim be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

     12.5 LIMITATIONS ON INDEMNITY. Notwithstanding anything to the contrary set forth elsewhere herein:

          12.5.1. Neither the Buyer Indemnitees or the Seller Indemnitees shall be entitled to indemnification hereunder unless the Indemnified Party transmits written notice of a claim for indemnification to (a) for claims under Section 12.1(a) or 12.2(a), as the case may be, no later than one (1) year following Closing and (b) for claims under Section 12.1(b) or 12.2(b), as the case may be, no later than two (2) years following Closing.

          12.5.2 Neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to indemnification hereunder with respect to any Buyer Indemnifiable Claim or Seller Indemnifiable Claim, as the case may be, unless and until the aggregate amount of Damages incurred or suffered by such Indemnitees with respect to all Indemnifiable Claims exceed Five Hundred Thousand Dollars ($500,000).

          12.5.3 In no event shall Seller or Buyer be liable to provide indemnification under this Article 12 (a) in an aggregate amount in excess of Four Million Dollars ($4,000,000) for, as the case may be, Buyer Indemnifiable Claims under Section 12.1(a) above or Seller Indemnifiable Claims under Section 12.2(a) or above or (b) in an aggregate amount in excess of Three Million Dollars ($3,000,000) for, as the case may be, Buyer Indemnifiable Claims under
Section 12.1(b) above or Seller Indemnifiable Claims under Section 12.2(b) above.

     12.6 NO SPECIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXCEPT THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY LOST PROFITS OR PUNITIVE DAMAGES THAT MAY BE AWARDED TO A THIRD PARTY AND FOR WHICH A PARTY OTHERWISE IS LIABLE TO PROVIDE INDEMNIFICATION UNDER THIS
ARTICLE 12.

     12.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Buyer and Seller under this Agreement shall survive for a period of one (1) year following Closing.

     12.8 SOLE AND EXCLUSIVE REMEDY. The right of an Indemnified Party to seek indemnification under this Article 12 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party in the event of any Damages incurred or suffered by such Indemnified Party arising out of any inaccuracy in or breach of any representation or warranty made by Seller or Buyer, as the case may be, herein or the manufacture, sale or distribution of Products, as the case may be, prior to or following Closing.

13.  NOTICES

     Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by United States mail or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses set forth below or at such other address as either party hereto may designate. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received. If delivered by U.S. Mail, notice shall be deemed given four (4) days following the postmark date.

     if to Buyer, to:

          Dura Pharmaceuticals, Inc.
          5880 Pacific Center Blvd.
          San Diego, California  92121
          Attn:  President
          With a copy to General Counsel


     if to Seller, to:

          Syntex Pharmaceuticals International Limited
          Corner House, Church and Parliament Streets
          Hamilton, Bermuda
          Attention:  President

     with a copy to:

          Hoffmann-La Roche, Inc.
          340 Kingsland Street
          Nutley, New Jersey  07110
          Attn:  General Counsel


14.  GOVERNING LAW

     The performance and the interpretation of this Agreement shall be governed by the laws of the State of New York, without giving effect to its choice or conflict of law rules or principles. The parties hereby agree that jurisdiction over any litigation arising out of the within Agreement shall reside exclusively in the State or Federal Courts of the State of New York.

15.  ADDITIONAL TERMS

     15.1 BROKERS . Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any such Person in such connection who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

     15.2 EXPENSES . Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     15.3 SUCCESSORS AND ASSIGNS . This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the prior written consent of the other party other than in connection with the reincorporation of such party in another jurisdiction.

     15.4 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached to this Agreement and the principles and conditions incorporated in such Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such Exhibits and Schedules and the principles and conditions incorporated in such Exhibits and Schedules.

     15.5 ENTIRE AGREEMENT . This Agreement, the exhibits hereto, the Disclosure Schedule (including Disclosure Supplements, if any) and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

     15.6 AMENDMENTS; NO WAIVER . No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

     15.7 COUNTERPARTS . This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

     15.8 SEVERABILITY . The parties agree that (a) the provisions of this Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

     15.9 CAPTIONS . Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.


SYNTEX PHARMACEUTICALS
INTERNATIONAL LIMITED              DURA PHARMACEUTICALS, INC.


By:  /s/ John R. Talbot            By:  /s/ Cam L. Garner

Title:  President                  Title:  Chairman, President & CEO

                  LIST OF SCHEDULES TO SPIL ASSET PURCHASE AGREEMENT
                  --------------------------------------------------



Number        Description
------        -----------
2.1           Trademarks

2.5.1         Trademark Agreements

2.7           Data Bank Documents

4             Seller's Disclosure

5             Buyer Disclosure Schedule

6.1           Conduct of Business